Exhibit 99.1

FOR IMMEDIATE RELEASE

INC Research Reports Second Quarter 2016 Results

Highlights

•	Book-to-bill of 1.2x for each of the three, six and twelve months ended June 30, 2016.

•	Net new business awards of $302.1 million and $604.4 million for the three and six months ended June 30, 2016, respectively.

•	Net service revenue growth of 13.8% and 15.7% for the three and six months ended June 30, 2016, respectively.

•	GAAP diluted earnings per share of $0.54 and $0.85 for the three and six months ended June 30, 2016, respectively.

•	Adjusted diluted earnings per share of $0.61 and $1.19 for the three and six months ended June 30, 2016, respectively, representing growth of approximately 30% and 34%, respectively.

•	Increased full year net service revenue guidance to $1,030 million to $1,040 million and adjusted diluted EPS guidance to $2.39 to $2.50.

•	Board authorized $150.0 million stock repurchase program.

RALEIGH, NC, July 28, 2016-- INC Research Holdings, Inc. (Nasdaq: INCR), a leading global Phase I to Phase IV contract research organization, today reported financial results for the second quarter and year-to-date periods ended June 30, 2016.

“INC Research employees once again delivered a robust quarter of solid financial results, excellent operational performance and strong customer focus resulting in strong backlog coverage for the remainder of 2016,” said CEO Jamie Macdonald. “As we look to the second half of the year, we remain focused on achieving our financial targets and becoming the CRO of Choice for all of our stakeholders. At the end of the day it’s about helping to develop new therapies for patients in need, and INC is particularly excited to be partnering with CISCRP on the ‘Inspiring Hope’ Ideathon event September 27-28 in Boston to shine a light on the importance of clinical trial participation in advancing public health.”

Second Quarter 2016 Results
Net service revenue for the three months ended June 30, 2016 increased by 13.8% to $258.8 million, compared to net service revenue of $227.4 million for the three months ended June 30, 2015. Net service revenue for the six months ended June 30, 2016 increased by 15.7% to $507.8 million, compared to net service revenue of $438.9 million for the six months ended June 30, 2015. Net service revenue growth during both the second quarter and first half of 2016 was primarily driven by continued strong awards over the last two years. In the first half of 2016, revenue has grown across all therapeutic areas and was particularly strong in the central nervous system ("CNS"), oncology and other complex therapeutic areas. During the three and six months ended June 30, 2016, fluctuations in foreign currency exchange rates resulted in an unfavorable impact of $0.1 million and $6.1 million on net service revenue compared to the same period in the prior year.
Income from operations for the three months ended June 30, 2016 increased 10.3% to $39.7 million, compared to $35.9 million for the three months ended June 30, 2015. Income from operations for the six months ended June 30, 2016 increased 5.6% to $72.2 million, compared to $68.3 million for the six months ended June 30, 2015. Operating margin for the three and six months ended June 30, 2016 was 15.3% and 14.2%, respectively, compared to 15.8% and 15.6% for the same periods in the prior year.
The Company's income from operations includes certain expenses and transactions that it believes are not representative of its core operations, as described in more detail below under “Use of Non-GAAP Financial Measures.” Excluding these items, adjusted income from operations was $55.0 million for the three months ended June 30, 2016, compared to $48.8 million for the three months ended June 30, 2015, representing growth of 12.6%. Adjusted income from operations was $107.2 million for the six months ended June 30, 2016, compared to $95.3 million for the six months ended June 30, 2015, representing growth of 12.5%. Adjusted operating margin for the three and six months ended June 30, 2016, was 21.3% and 21.1%, respectively, compared to 21.5% and 21.7% for the same periods in 2015.
The Company reported net income for the three months ended June 30, 2016 of $30.4 million, resulting in diluted earnings per share of $0.54, compared to net income of $23.3 million, or $0.39 per diluted share, for the three months ended June 30, 2015. The Company reported net income for the six months ended June 30, 2016 of $47.8 million, resulting in diluted earnings per share of $0.85, compared to net income of $48.6 million, or $0.79 per diluted share, for the six months ended June 30, 2015. Adjusted net income for the three months ended June 30, 2016 was $34.3 million, or $0.61 per diluted share, compared to $28.6 million, or $0.47 per diluted share, for the same period in the prior year. Adjusted net income for the six months ended June 30, 2016 was $66.8 million, or $1.19 per diluted share, compared to $54.9 million, or $0.89 per diluted share, for the same period in the prior year.
Adjusted EBITDA for the three months ended June 30, 2016 increased 12.8% to $60.1 million, up from $53.3 million for the three months ended June 30, 2015. Adjusted EBITDA for the six months ended June 30, 2016 increased 12.1% to $117.1 million, up from $104.5 million for the six months ended June 30, 2015. Adjusted EBITDA margins decreased to 23.2% and 23.1%, for the three and six months ended June 30, 2016, respectively, from 23.4% and 23.8%, for the three and six months ended June 30, 2015, respectively.
Important disclosures about and reconciliations of non-GAAP measures, including adjusted income from operations, adjusted operating margin, adjusted net income and adjusted diluted earnings per share, EBITDA and adjusted EBITDA, to the corresponding GAAP measures, are provided below and attached to this press release.

New Business Awards and Backlog
Backlog grew by 13.9% to $1.9 billion as of June 30, 2016, as compared to $1.7 billion for the period ended June 30, 2015. For the three, six and twelve months ended June 30, 2016, fluctuations in foreign currency exchange rates resulted in an unfavorable impact on our June 30, 2016 backlog in the amount of $8.2 million, $1.2 million and $13.3 million, respectively. Net new business awards were $302.1 million, representing a book-to-bill ratio of 1.2x, for the three months ended June 30, 2016, as compared to $295.9 million for the three months ended June 30, 2015. Net new business awards were $604.4 million, representing a book-to-bill ratio of 1.2x, for the six months ended June 30, 2016, as compared to $551.4 million for the six months ended June 30, 2015.
Net new business awards were higher in the first six months of 2016 compared to the first six months of 2015 primarily due to the continued growth of the Company's business across its CNS, oncology and other complex therapeutic areas, partially offset by a large program cancellation during the second quarter of 2016. Specifically, the Company's net new business awards for the three months ended June 30, 2016, were negatively impacted by a $57 million cancellation by one of its customers due to insufficient clinical efficacy of the underlying compound.
Stock Repurchase Plan
On July 26, 2016, the Company’s board of directors approved a $150.0 million stock repurchase program for shares of the Company’s common stock commencing on August 1, 2016 and ending no later than December 31, 2017. The Company intends to use cash on hand and borrowings under its 2015 Credit Facility to fund the stock repurchase program. The stock repurchase program does not obligate the Company to repurchase any particular amount of common stock, and it could be modified, suspended or discontinued at any time. The timing and amount of repurchases will be determined by the Company’s management based on a variety of factors such as the market price of the Company’s common stock, the Company’s corporate requirements, and the overall market condition.
Business Outlook
The Company is updating its 2016 full-year guidance as outlined in the following table. The guidance takes into account a number of factors, including our current sales pipeline, existing backlog and our expectations for net awards for the remainder of 2016. Further, our guidance is based on current foreign currency exchange rates, current interest rates, our expected tax rates, and does not take into account the effects of future stock repurchases.

	Guidance Issued		Guidance Issued
	7/28/2016		5/2/2016
	Low	High	Low	High
Net service revenue	$1,030 million	$1,040 million	$1,020 million	$1,030 million
GAAP diluted EPS	$1.74	$1.85	$1.60	$1.70
Adjusted diluted EPS	$2.39	$2.50	$2.34	$2.46
Important disclosures about and reconciliations of non-GAAP measures, including adjusted net income and diluted adjusted earnings per share, to the corresponding GAAP measures are provided below and attached to this press release.

Webcast and Conference Call Details
INC Research will host a conference call at 8:00 a.m. EDT on July 28, 2016, to discuss its second quarter 2016 financial results. The live webcast will be available in listen-only mode on the Events section of the Company's Investor Relations website at investor.incresearch.com. To participate via phone, please dial +1 (877) 930-8058 within the United States or +1 (253) 336-7551 outside the United States, approximately 15 minutes before the scheduled start of the call. The conference ID for the call is 48863149.
An archived replay of the conference call will be available online at investor.incresearch.com after 1:00 p.m. EDT on July 28, 2016. In addition, an audio replay will be available for one week following the call and will be accessible by dialing +1 (855) 859-2056 within the United States or +1 (404) 537-3406 outside the United States. The audio replay ID is 48863149.
About INC Research
INC Research (Nasdaq: INCR) is a leading global contract research organization providing the full range of Phase I to Phase IV clinical development services for the biopharmaceutical and medical device industries. Leveraging the breadth of our service offerings and the depth of our therapeutic expertise across multiple patient populations, INC Research connects customers, clinical research sites and patients to accelerate the delivery of new medicines to market. The Company was named “Best Contract Research Organization” in December 2015 by a distinguished panel for Scrip Intelligence and ranked “Top CRO to Work With” among large global CROs in the 2015 CenterWatch Global Investigative Site Relationship Survey.  INC Research is headquartered in Raleigh, NC, with operations across six continents and experience spanning more than 110 countries. For more information, please visit www.incresearch.com.
Forward-Looking Statements
Except for historical information, all of the statements, expectations, and assumptions contained in this press release, including our updated 2016 guidance, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to: our ability to adequately price our contracts and not overrun cost estimates; general and international economic, political and other risks, including currency and stock market fluctuations and the uncertain economic environment in Europe as a result of the recent vote by the United Kingdom to exit from the European Union; fluctuations in our financial results; our ability to maintain or generate new business awards; our backlog not being indicative of future revenues and our ability to realize the anticipated future revenue reflected in our backlog; our customer or therapeutic area concentration; our ability to increase our market share, grow our business and execute our growth strategies; and the other risk factors set forth in our Form 10-K for the year ended December 31, 2015, Form 10-Q for the quarter ended June 30, 2016 and other SEC filings, copies of which are available free of charge on our website at investor.incresearch.com. INC Research assumes no obligation and does not intend to update these forward-looking statements, except as required by law.
Use of Non-GAAP Financial Measures
In addition to the financial measures prepared in accordance with GAAP, this press release contains the following non-GAAP financial measures: Adjusted Income from Operations, Adjusted Operating Margin, Adjusted Net Income (including Adjusted Diluted Earnings per Share), EBITDA and Adjusted EBITDA. A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations, balance sheets or statements of cash flows of the Company.

The Company defines Adjusted Income from Operations as income from operations excluding expenses and transactions that the Company believes are not representative of its core operations, namely, acquisition-related amortization, restructuring and other costs, transaction expenses, asset impairment charges, share-based compensation expense, and contingent consideration related to acquisitions and other. The Company defines Adjusted Operating Margin as adjusted income from operations as a percentage of net service revenue.
The Company defines Adjusted Net Income (including Adjusted Diluted Earnings per Share) as net income (including diluted earnings per share) excluding the items excluded from adjusted income from operations mentioned previously, other expense (income), and loss on extinguishment of debt. After giving effect to these items and other unusual tax impacts during the period, the Company has also included an adjustment to its income tax rate to reflect the expected long-term income tax rate.
EBITDA represents earnings before interest, taxes, depreciation and amortization. The Company defines Adjusted EBITDA as EBITDA excluding certain expenses and transactions that the Company believes are not representative of its core operations, namely, restructuring and other costs, transaction expenses, asset impairment charges, share-based compensation expense, contingent consideration related to acquisitions and other, other expense (income), and loss on extinguishment of debt. The Company presents EBITDA and Adjusted EBITDA because it believes they are useful metrics for investors as they are commonly used by investors, analysts and debt holders to measure the Company's ability to service its debt obligations, fund capital expenditures and meet working capital requirements.
Each of the non-GAAP measures noted above are used by management and the Board to evaluate the Company's core operating results as they exclude items whose fluctuations from period-to-period do not necessarily correspond to changes in the core operations of the business. Adjusted Income from Operations, Adjusted Operating Margin, and Adjusted Net Income (including Adjusted Diluted Earnings per Share) are used by management and the Board to assess the Company's business. The Company believes these measures are used by investors and analysts to measure the Company's performance. Adjusted EBITDA is also a useful metric for management, investors and debt holders to measure the Company's ability to service its debt obligations.
Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP.  Also, other companies might calculate these measures differently. Investors are encouraged to review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP measures included in this press release and the accompanying tables.

Investor Relations Contact:
Ronnie Speight
Vice President, Investor Relations
Phone: +1 (919) 745-2745
Email: Investor.Relations@incresearch.com

Press/Media Contact:
Lori Dorer
Senior Director, Corporate Communications
Phone: +1 (513) 763-1380
Email: Corporate.Communications@incresearch.com

INC Research Holdings, Inc. and Subsidiaries
GAAP Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net service revenue	$258,804	$227,376	$507,801	$438,890
Reimbursable out-of-pocket expenses	140,843	109,916	304,933	207,319
Total revenue	399,647	337,292	812,734	646,209

Costs and operating expenses:
Direct costs	159,497	138,010	311,555	263,458
Reimbursable out-of-pocket expenses	140,843	109,916	304,933	207,319
Selling, general and administrative	42,596	37,125	86,075	72,925
Restructuring and other costs	1,364	2,012	7,402	1,594
Transaction expenses	1,169	397	1,730	519
Asset impairment charges	—	—	—	3,931
Depreciation	5,060	4,420	9,952	9,186
Amortization	9,463	9,473	18,924	18,951
Total operating expenses	359,992	301,353	740,571	577,883
Income from operations	39,655	35,939	72,163	68,326

Other income (expense), net:
Interest income	43	45	77	129
Interest expense	(3,087)	(4,233)	(6,091)	(9,622)
Loss on extinguishment of debt	—	(9,795)	—	(9,795)
Other (expense) income, net	(3,260)	1,675	(8,377)	5,141
Total other expense, net	(6,304)	(12,308)	(14,391)	(14,147)
Income before provision for income taxes	33,351	23,631	57,772	54,179
Income tax expense	(2,948)	(310)	(9,964)	(5,602)
Net income	$30,403	$23,321	$47,808	$48,577

Earnings per share:
Basic	$0.56	$0.40	$0.88	$0.81
Diluted	$0.54	$0.39	$0.85	$0.79
Weighted average common shares outstanding:
Basic	54,298	58,231	54,127	59,731
Diluted	56,078	60,464	55,970	61,805

INC Research Holdings, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Adjusted Income from Operations:
GAAP income from operations	$39,655	$35,939	$72,163	$68,326
Amortization (a)	9,463	9,473	18,924	18,951
Restructuring and other costs (b)	1,364	2,012	7,402	1,594
Transaction expenses (c)	1,169	397	1,730	519
Asset impairment charges (d)	—	—	—	3,931
Share-based compensation (e)	3,071	913	5,887	1,620
Contingent consideration and other (f)	286	111	1,085	332
Adjusted Income from Operations	$55,008	$48,845	$107,191	$95,273
GAAP Operating Margin	15.3%	15.8%	14.2%	15.6%
Adjusted Operating Margin	21.3%	21.5%	21.1%	21.7%

EBITDA and Adjusted EBITDA:
Net income as reported	$30,403	$23,321	$47,808	$48,577
Interest expense, net	3,044	4,188	6,014	9,493
Income tax expense	2,948	310	9,964	5,602
Depreciation	5,060	4,420	9,952	9,186
Amortization	9,463	9,473	18,924	18,951
EBITDA	50,918	41,712	92,662	91,809
Restructuring and other costs (b)	1,364	2,012	7,402	1,594
Transaction expenses (c)	1,169	397	1,730	519
Asset impairment charges (d)	—	—	—	3,931
Share-based compensation (e)	3,071	913	5,887	1,620
Contingent consideration and other (f)	286	111	1,085	332
Other expense (income) (g)	3,260	(1,675)	8,377	(5,141)
Loss on extinguishment of debt (h)	—	9,795	—	9,795
Adjusted EBITDA	$60,068	$53,265	$117,143	$104,459
Adjusted EBITDA Margin	23.2%	23.4%	23.1%	23.8%

INC Research Holdings, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures (Continued)
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Adjusted Net Income:
Net income as reported	$30,403	$23,321	$47,808	$48,577
Amortization (a)	9,463	9,473	18,924	18,951
Restructuring and other costs (b)	1,364	2,012	7,402	1,594
Transaction expenses (c)	1,169	397	1,730	519
Asset impairment charges (d)	—	—	—	3,931
Share-based compensation (e)	3,071	913	5,887	1,620
Contingent consideration and other (f)	286	111	1,085	332
Other expense (income) (g)	3,260	(1,675)	8,377	(5,141)
Loss on extinguishment of debt (h)	—	9,795	—	9,795
Adjust income tax to normalized rate (i)	(14,720)	(15,767)	(24,437)	(25,280)
Adjusted Net Income	$34,296	$28,580	$66,776	$54,898

Adjusted Diluted EPS	$0.61	$0.47	$1.19	$0.89
Diluted weighted average common shares outstanding	56,078	60,464	55,970	61,805

(a)	Represents the amortization of intangible assets primarily for customer relationships and backlog.

(b)
Restructuring and other costs consist of: (i) severance costs associated with a reduction of workforce in line with the Company's expectations of future business operations, (ii) legal and consulting costs incurred for the continued consolidation of legal entities and restructuring of the Company's contract financial process to meet the requirements of upcoming accounting regulation changes, and (iii) lease obligation and termination costs in connection with abandonment and closure of redundant facilities.

(c)	Represents fees associated with debt placement and refinancings and other corporate transactions.

(d)	Represents impairment of goodwill and long-lived assets associated with the Company's Phase I Services reporting unit.

(e)	Represents share-based compensation expense related to awards granted under equity incentive plans.

(f)	Represents contingent consideration expense incurred as a result of acquisitions and other expenses accounted for as compensation expense under GAAP.

(g)	Represents other (income) expense comprised primarily of foreign exchange gains and losses.

(h)	Represents loss on extinguishment of debt associated with the 2015 debt refinancing.

(i)
Adjustment for the income tax effect of the non-GAAP adjustments made to arrive at adjusted net income using the estimated effective tax rate of 34% in 2016 and 36% in 2015. In 2015, the Company's effective tax rate has been adjusted in order to reflect the removal of the tax impact of its valuation allowances recorded against its deferred tax assets and changes in the assertion to indefinitely reinvest the undistributed earnings of foreign subsidiaries. Historically, the Company has recorded a valuation allowance against some of its deferred tax assets, but believes that these valuation allowances cause significant fluctuations in its financial results that are not indicative of the Company's underlying financial performance. Specifically, the majority of the Company's revenue was generated in jurisdictions in which it recognized no tax expense or benefit due to changes in this valuation allowance.

INC Research Holdings, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Full-Year 2016 Guidance
(in millions, except per share data)
(unaudited)

	Adjusted Net Income		Adjusted Diluted Earnings Per Share
	Low	High	Low	High
Net income and diluted earnings per share	$97.5	$104.0	$1.74	$1.85
Adjustments:
Amortization (a)	37.8	37.8
Share-based compensation expense (a)	13.1	13.1
Contingent consideration and other expense (a)	1.3	1.3
Restructuring and other costs (a)	8.1	8.6
Transaction Costs (a)	1.7	1.7
Other (a)	8.7	8.5
Income tax effect of share-based compensation (b)	(12.6)	(12.6)
Income tax effect of above adjustments (c)	(21.1)	(21.9)
Adjusted net income and adjusted diluted earnings per share	$134.5	$140.5	$2.39	$2.50

(a)	Amounts are estimates with an estimated range of +/- 5% and are presented gross without the benefit of income tax reduction.

(b)
Income tax effect of share-based compensation is calculated using the statutory rates applicable to the tax jurisdictions of the applicable deduction, plus the amount of discrete tax adjustments related to excess tax benefits on share-based payments as a result of share-based payments activity.

(c)
Income tax expense is calculated and the adjustments are tax-affected at an approximate rate of 34%, which is the midpoint of our range for the expected income tax rate of 33% to 35%, less the Income tax effect of share-based compensation. This adjustment also reverses the impact of unusual tax items during the period.

INC Research Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share data)
(unaudited)

	June 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$91,916	$85,011
Restricted cash	617	452
Accounts receivable:
Billed, net	190,376	158,315
Unbilled	165,701	139,697
Prepaid expenses and other current assets	35,819	38,571
Total current assets	484,429	422,046
Property and equipment, net	46,350	44,813
Goodwill	552,815	553,008
Intangible assets, net	133,434	152,340
Deferred income taxes	11,109	12,073
Other long-term assets	23,967	26,939
Total assets	$1,252,104	$1,211,219

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$27,092	$22,497
Accrued liabilities	147,545	111,262
Deferred revenue	284,205	311,029
Current portion of long-term debt	15,625	29,804
Total current liabilities	474,467	474,592
Long-term debt, less current portion	456,804	472,035
Deferred income taxes	3,749	28,066
Other long-term liabilities	28,447	19,092
Total liabilities	963,467	993,785

Commitments and contingencies

Shareholders' equity:
Preferred stock, $0.01 par value; 30,000,000 authorized, 0 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	—	—
Common stock, $0.01 par value; 600,000,000 shares authorized; 54,569,305 and 53,871,484 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	546	539
Additional paid-in-capital	572,600	559,910
Accumulated other comprehensive loss, net of taxes	(38,399)	(41,543)
Accumulated deficit	(246,110)	(301,472)
Total shareholders' equity	288,637	217,434
Total liabilities and shareholders' equity	$1,252,104	$1,211,219

INC Research Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2016	2015
Operating activities
Net income	$47,808	$48,577
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	28,876	28,137
Loss on extinguishment of debt	—	9,795
Stock repurchase costs	—	519
Amortization of capitalized loan fees	524	812
Share-based compensation	5,887	1,620
Provision for (recovery of) doubtful accounts	1,098	(145)
Deferred income tax benefit	(5,331)	(283)
Foreign currency adjustments	13,593	(4,463)
Asset impairment charges	—	3,931
Other adjustments	137	(163)
Changes in operating assets and liabilities:
Accounts receivable billed and unbilled	(61,062)	(28,808)
Accounts payable and accrued liabilities	4,070	(10,211)
Deferred revenue	5,921	51,946
Other assets and liabilities	2,855	(5,989)
Net cash provided by operating activities	44,376	95,275
Investing activities
Purchases of property and equipment	(11,490)	(7,669)
Net cash used in investing activities	(11,490)	(7,669)
Financing activities
Payments on long-term debt	—	(475,001)
Proceeds from issuance of long-term debt	—	525,000
Payments of debt financing costs	—	(4,987)
Proceeds from revolving credit facility	15,000	—
Repayments of revolving credit facility	(45,000)	—
Payments related to business combinations	—	(901)
Principal payments toward capital lease obligations	—	(341)
Payments of stock repurchase costs	—	(519)
Payments for repurchase of common stock	—	(150,000)
Payments related to tax withholding for share-based compensation	(37)	(644)
Proceeds from the exercise of stock options	9,125	—
Net cash used in financing activities	(20,912)	(107,393)
Effect of exchange rate changes on cash and cash equivalents	(5,069)	(8,155)
Net change in cash and cash equivalents	6,905	(27,942)
Cash and cash equivalents at the beginning of the period	85,011	126,453
Cash and cash equivalents at the end of the period	$91,916	$98,511